Exhibit 10.8.4.1
AMENDMENT TO RETENTION AGREEMENT
This Amendment to Retention Agreement is entered into by and between Avery Dennison Corporation, a Delaware corporation (the “Company”) and Daniel R. O’Bryant (the “Executive”), effective as of January 1, 2008.
WHEREAS the Company and the Executive have previously entered into that certain Retention Agreement effective as of March 31, 2005 (the “Retention Agreement”);
WHEREAS with the enactment of section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), certain modifications are made to the Retention Agreement with retroactive effect to January 1, 2008; and
WHEREAS the Company and the Executive desire to amend the Retention Agreement to comply with Code Section 409A;
NOW, THEREFORE, the Retention Agreement is hereby amended as follows:
1. Annual Stock Option Grants. Section 3(iii) of the Retention Agreement is amended to provide that the three remaining stock options grants for each of 2009, 2010 and 2011 shall be granted at the time of the Company’s annual grant with respect to such year, which annual grant may occur in the following year; provided, that the final grant of stock options under Section 3(iii) is expected to be made in February 2012.
2. Change in Control. The Retention Agreement is amended to rename Section 4 “Termination of Employment and Change in Control” and to add the following new Sections 4(f) and 4(g):
(f) Vesting Event Change in Control.
For purposes of this Agreement, “Vesting Event Change in Control” shall mean:
     (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or

     (ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (iii) consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(g) Payment Event Change in Control.
For purposes of this Agreement, “Payment Event Change in Control” shall mean a change in “the ownership or effective control” or in “the ownership of a substantial portion of the assets” of the Company, within the meaning of Code Section 409A, and shall include any of the following events as such concepts are interpreted under Code Section 409A:

     (i) the date on which a majority of members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or
     (ii) the acquisition, by any one person, or by a corporation owned by a group of persons that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with the Company, of: (A) ownership of stock of the Company, that, together with any stock previously held by such person or group, constitutes more than fifty percent (50%) of either (1) the total fair market value or (2) the total voting power of the stock of the Company; (B) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company, during the twelve-month period ending on the date of such acquisition; or (C) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company during the twelve-month period ending on the date of such acquisition; provided, however, that any transfer of assets to a related person as defined under Section 409A shall not constitute a Change of Control.
3. Obligations of the Company upon Certain Terminations and Change in Control. The Retention Agreement is amended to rename Section 5 “Obligations of the Company upon Termination and Change in Control” and to amend and restate Section 5(a) in its entirety to provide as follows:
If the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate his employment for Good Reason or if there should be a Vesting Event Change in Control, the benefits provided to the Executive under paragraph 3(i) and 3(ii) shall vest as of the date of such termination or Vesting Event Change in Control. If the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate his employment for Good Reason or if there should be a Payment Event Change in Control, the Company will pay to the Executive the remaining value of the benefit under paragraph 3(iii) (such payment to be calculated as $180,000 times the number of years remaining for which the Executive had not received incremental annual stock options under said paragraph.
4. Certain Additional Payments by the Company. Section 7 of the Retention Agreement is amended to provide that any Gross-Up Payment or Underpayment pursuant to Section 7 of the Retention Agreement shall be paid in compliance with Code Section 409A in all events, by the end of the calendar year next following the calendar year in which the Executive pays the applicable Excise Tax to applicable taxing authorities.
5. Compliance With Code Section 409A. The Retention Agreement is amended to add the following new Section 12 entitled “Compliance With Code Section 409A.”
(a) All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that the Executive is determined to be a “specified employee” (as defined and determined under Code Section 409A) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment or Change in Control, to the extent required under Code Section 409A, shall be made after the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) the Executive’s death. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum on the first day of the month following the end of such required delay period in order to catch up to the original payment schedule. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.
(b) Unless otherwise expressly provided, any payment of compensation by Company to the Executive (or to Executive’s estate, as applicable), whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2 1/2 months) after the end of the later of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A). Such amounts shall not be subject to the requirements of subsection (a) above applicable to “nonqualified deferred compensation.”
(c) Section (a) above shall not apply to that portion of any amounts payable upon termination of employment which shall qualify as “involuntary severance” under Section 409A because such amount does not exceed the lesser of (1) two hundred percent (200%) of the Executive’s annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the Date of Termination occurs, or (2) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code (the maximum amount of compensation that may be taken into account for purposes of a tax-qualified retirement plan) for the calendar year during which the Date of Termination occurs.
(d) All benefit plans, programs and policies sponsored by the Company shall comply with all requirements of Code Section 409A or be structured so as to be exempt from the application of Code Section 409A. In particular, all taxable expense reimbursement payments and in kind benefits provided to the Executive shall be structured in compliance with Code Section 409A and reimbursements shall be paid by the Company to the Executive by no later than the end of the calendar year following the calendar year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period.
(e) Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, all references to Executive’s termination of employment shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and Executive shall not be considered to have a termination of employment unless such termination constitutes a “separation from service” with respect to Executive.

IN WITNESS WHEREOF, the parties have executed this Amendment to Retention Agreement effective as of the day and year first above written.

AVERY DENNISON CORPORATION		EXECUTIVE

By:

	August 11, 2009	August 11, 2009

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